Exhibit 99.1

Autobytel Appoints Kimberly Boren as Chief Financial Officer

Irvine, California – January 22, 2015 – Autobytel Inc. (NASDAQ: ABTL), a leading provider of online automotive services connecting consumers with dealers, has promoted Kimberly Boren to Chief Financial Officer, succeeding Curtis DeWalt effective April 1, 2015.

Boren was a member of Autobytel’s financial analysis and planning group from July 2007 to June 2009 and rejoined the company in April 2010 as its Senior Director of Financial Planning and Analytics.  After a series of promotions, Boren is currently the company’s Senior Vice President, Business Analytics and Websites, a position she has held since February 2014.  DeWalt will continue to serve the company in a consultative capacity for up to one year to assist with the transition.

“Over the course of the last several years, Kim has proven herself to be a highly effective leader for our organization,” said Jeff Coats, President and CEO of Autobytel.  “She has successfully executed across various positions of increasing responsibility and oversight, and has led numerous initiatives to enhance our website operations and streamline reporting processes.  Most importantly, Kim shares our vision of delivering the highest quality leads and value-added products to our dealer network and OEM customers, while generating meaningful returns for our shareholders.”

“Curt has served as an exceptional finance executive for Autobytel and was instrumental to our progress and growth over the last six years,” added Coats.  “We appreciate his assistance during this transition and wish him all the best in his future endeavors.”

Prior to Autobytel, Boren held various other leadership roles at both private and publicly-held companies, including financial management positions at Experian, Honeywell International, and Shepherd Packaging & Container.  She earned her Bachelor of Arts Degree in Communication from the University of California, Santa Barbara, and her MBA in Finance from the Marshall School of Business at University of Southern California.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States.  The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Company Contact

Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

Investor Relations

Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com